                                  EXHIBIT 21
                          SUBSIDIARIES OF THE COMPANY


TEXAS LIMITED PARTNERSHIPS:

          Doctors' Medical Therapy Centers - Orange, Ltd.
          Doctors' Medical Therapy Centers - Hemet, Ltd.
          Doctors' Medical Therapy Centers - Houston II, Ltd.
          Atlanta Work Hardening Dynamics - I, Ltd.
               Trade Names:  Work Hardening Dynamics
                             Work Dynamics
          Spectrum Imaging Centers - Houston I, Ltd.
               Trade Names:  Spectrum Imaging

TEXAS CORPORATIONS:

          DRCA Houston Clinics, Inc.

CALIFORNIA CORPORATIONS:

          Rehabilitation Corporation of America